Exhibit 4.3

THIRD AMENDMENT TO RIGHTS AGREEMENT

     This Third Amendment to Rights Agreement dated as of January 25, 2005 (the “Amendment”), is between Magnum Hunter Resources, Inc., a Nevada corporation (the “Company”), and Securities Transfer Corporation, as rights agent (the “Rights Agent”).

RECITALS:

     WHEREAS, the Company and the Rights Agent are parties to a Rights Agreement dated as of January 6, 1998 and amended February 3, 1999 and December 15, 2001 (as amended, the “Agreement”).

     WHEREAS, the Company, Cimarex Energy Co., a Delaware corporation (“Parent”), and Cimarex Nevada Acquisition Co., a newly-formed Nevada corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), are entering into an Agreement and Plan of Merger (the “Merger Agreement”) dated as of the date hereof, pursuant to which Merger Sub will merged into the Company (the “Merger”).

     WHEREAS, the board of directors of the Company deems it desirable to amend the Agreement pursuant to the provisions of Section 27 of the Agreement to make certain modifications to the Agreement in the manner set forth below.

     NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

     Section 1. Defined Terms. Except as amended hereby, capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Agreement.

     Section 2. Amendments to Section 1.

     (a) Section 1 of the Agreement is amended by adding the following defined terms:

     “Merger Agreement” means that certain Agreement and Plan of Merger dated as of the date hereof by and among the Company, Parent and Merger Sub, as it may be amended from time to time.

     “Merger” means the merger of Merger Sub into the Company pursuant to the Merger Agreement.

     “Parent” means Cimarex Energy Co., a Delaware corporation.

     “Merger Sub” means Cimarex Nevada Acquisition Co., a Nevada corporation.

     (b) The definition of “Acquiring Person” in Section 1 of the Agreement is amended to add the following language at the end of such definition:

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Notwithstanding anything contained in this Agreement to the contrary, neither Parent, Merger Sub nor any of their respective Affiliates or Associates shall become or be an Acquiring Person solely by virtue of:

     (i) the execution, delivery and performance of the Merger Agreement, as it may be amended from time to time hereafter; or

     (ii) the consummation of the transactions contemplated by the Merger Agreement; or

     (iii) without limiting the generality of clauses (i) and (ii) above, the Beneficial Ownership by any of such Persons of shares of Common Stock as a result of its beneficial ownership of shares of Parent common stock unless and until such time as any such Person, together with its Affiliates and Associates, is then the Beneficial Owner of 15% of more of the shares of Common Stock then outstanding (including, without limitation, by virtue of Beneficial Ownership referenced in clause (i), (ii) or (iii) above) and such Person shall then purchase or otherwise become the Beneficial Owner of any additional shares of Common Stock otherwise than as permitted by the Merger Agreement.

     Section 3. Addition of Section 34. Section 34 is added to the Agreement to read as follows:

     Section 34. Exception for Certain Transactions. Notwithstanding any provision of this Agreement to the contrary, (i) neither a Distribution Date, Flip-In Event, Flip-In Trigger Date, Flip-Over Event nor a Shares Acquisition Date shall be deemed to have occurred and (ii) no holder of any Rights shall be entitled to exercise such Rights under, or be entitled to any rights under, the Agreement, including, without limitation, pursuant to any of Sections 3, 7, 11 or 13 of this Agreement, in any such case by reason of (a) the approval, execution or delivery of the Merger Agreement, or any amendments thereof approved in advance by the Board of Directors of the Company, (b) the adoption of the Merger Agreement by the Company’s stockholders, (c) the exchange of Common Shares or Preferred Shares pursuant to the Merger Agreement or (d) the consummation of any transaction contemplated by the Merger Agreement in accordance with the provisions thereof, including the Merger provided for in the Merger Agreement.

     Section 4. Amendments to Summary of Rights. The second full paragraph of the Summary of Rights to Purchase Preferred Shares set forth in Exhibit C to the Agreement is amended to add the following sentence to the end of such paragraph:

Neither Cimarex Energy Co., a Delaware corporation (“Parent”), Cimarex Nevada Acquisition Co., a Nevada corporation (“Merger Sub”), nor any of their respective affiliated or associated persons shall become or be an Acquiring Person as a result of the execution, delivery and performance of that certain Agreement and Plan of Merger dated as of January 25, 2005 among Parent, Merger Sub and the Company and any collateral agreements and the consummation of any of the transactions contemplated thereby, unless Parent or Merger Sub, together with its respective affiliated and associated persons, becomes the beneficial owner of additional shares of Common Stock otherwise than as permitted by the Merger Agreement among Parent, Merger Sub and the Company.

     Section 5. The term “Acquiring Person” wherever referred to in the Agreement or in any Exhibit thereto shall be deemed not to include Parent, Merger Sub or any of their respective Affiliates or Associates except as provided in this Amendment.

     Section 6. Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     Section 7. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Nevada and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State.

     Section 8. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

     Section 9. Effect of Amendment. Except as expressly modified herein, the Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

MAGNUM HUNTER RESOURCES, INC.

By:	/s/ Morgan F. Johnston

	Name:	Morgan F. Johnston

	Title:	Sr. Vice President, General Counsel and Secretary

SECURITIES TRANSFER CORPORATION

By:	/s/ Kevin Halter

	Name:	Kevin Halter Jr.

	Title:	President

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